Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
at August 29, 2026

	Jurisdiction of	Percent of
Name of Corporation	Incorporation	Ownership
Winnebago Industries, Inc.	Minnesota	Parent
Winnebago of Indiana, LLC	Iowa	100%
Grand Design RV, LLC	Indiana	100%
Winnebago Industries Holdco, LLC	Delaware	100%
Octavius Corporation	Delaware	100%
Chris Craft USA, Inc.	Delaware	100%
CC Marine Brand Acquisition, LLC	Delaware	100%
Chris Craft Corporation	Delaware	100%
CC Property Acquisition, LLC	Delaware	100%
Newmar Corporation	Indiana	100%
Barletta Boat Company, LLC	Indiana	100%
Lithionics Battery, LLC	Florida	100%
Great Outdoor Ventures LLC	Delaware	100%